Exhibit 99.N


                                                             EXECUTION COPY


                         BEVERLY ENTERPRISES, INC.
                          ONE THOUSAND BEVERLY WAY
                         FORT SMITH, ARKANSAS 72919


                                                    April 11, 2005

Appaloosa Management L.P.
26 Main Street, First Floor
Chatham, NJ  07928
Attention: Kenneth Maiman, Esq.

Formation Capital LLC
1035 Powers Place
Alpharetta, GA  30004
Attention: Arnold M. Whitman

Franklin Mutual Advisers, LLC
51 John F. Kennedy Parkway
Short Hills, NJ  07078
Attention: Bradley Takahashi, Esq.

Northbrook NBV, LLC
500 Skokie Blvd., Ste. 310
Northbrook, IL 60062
Attention: Richard Marks, Esq.

     Re:  Confidentiality Agreement
          -------------------------

Ladies and Gentlemen:

          In connection with the consideration by you (collectively, the "Consortium Members" and each, individually, a "Consortium Member") of a possible acquisition (a "Possible Transaction") of Beverly Enterprises, Inc. ("BEI") and/or some or all of its subsidiaries, affiliates, divisions or assets (BEI, together with its subsidiaries, affiliates and divisions, the "Company"), the Company is prepared to make available to the Consortium Members, the Joined Post-Transaction Parties (as hereinafter defined) and their Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to the Consortium Members, the Joined Post-Transaction Parties and their Representatives, each Consortium Member and Joined Post-Transaction Party agrees that it will, and will cause its Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term "Representatives" shall mean, in the case of the Company, its directors, officers, employees, agents, controlled affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors); and in the case of each Consortium Member, Joined Post-Transaction Party (as hereinafter defined) or Prospective Post-Transaction Party (as hereinafter defined), its controlled affiliates and its and its controlled affiliates' respective members, directors, officers, employees, agents, partners, advisors and prospective advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), prospective sources of financing for a Possible Transaction and the respective members, directors, officers, employees, agents, affiliates, partners and advisors of such prospective financing sources (including, without limitation, their respective attorneys, accountants, consultants, bankers and financial advisors). "Prospective Post-Transaction Parties" means (x) the persons set forth in the Notice of Prospective Post-Transaction Parties delivered to BEI as of the date hereof on behalf of the Consortium Members and (y) any prospective operators or purchasers of assets or businesses of the Company after, or in connection with, the consummation of a Possible Transaction approved as a Prospective Post-Transaction Party by BEI, such approval not to be unreasonably withheld or delayed (taking into account, among other things, the impact of approving any additional Prospective Post-Transaction Party on the Company's ongoing sales process and ability to maximize stockholder value, the interest of the Company in maintaining a level playing field auction and the identity of the proposed Prospective Post-Transaction Party); provided, that, in connection with a request for approval of a proposed Prospective Post-Transaction Party, the Consortium Members shall provide the Company with such information regarding any proposed Prospective Post-Transaction Party and the possible role of any such proposed Post-Transaction Party in a Possible Transaction (or following any Possible Transaction) as the Company shall reasonably request. "Joined Post-Transaction Party" means any Prospective Post-Transaction Party that executes and delivers to the Company an agreement to be bound by the provisions of this letter agreement applicable to Joined Post-Transaction Parties. Each Consortium Member represents and warrants that it has not, as of the date hereof, directly or indirectly through any Representative, entered into any exclusivity or other agreement. arrangement or understanding with any person or entity (other than the other Consortium members) that would restrict the ability of such other person or entity to engage in discussions or negotiations, or enter into any agreement, arrangement or understanding, with any other person or entity regarding or relating to a Possible Transaction.

          1. Evaluation Material. The term "Evaluation Material" shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives (either directly or through a Consortium Member, Joined Post-Transaction Party or any of their respective Representatives), on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which the Consortium Member, the Joined Post-Transaction Party or any of their respective Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Consortium Member, the Joined Post-Transaction Party or any of their respective Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to the Consortium Member, the Joined Post-Transaction Party or any of their respective Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives in breach of this Agreement, (ii) was within the possession of a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives or developed by a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives prior to it being furnished to any Consortium Member or Joined Post-Transaction Party by or on behalf of the Company pursuant hereto; provided, that no Consortium Member or Joined Post-Transaction Party, as applicable, had a reasonable basis (after reasonable inquiry) for concluding that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information or (iii) becomes available to a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided, that the Consortium Member or the Joined Post-Transaction Party does not know or have reason to believe (after reasonable inquiry) that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

          2. Use and Disclosure of Evaluation Material. (a) Each Consortium Member and Joined Post-Transaction Party recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party in violation of this Agreement. Each Consortium Member and each Joined Post-Transaction Party hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and/or the operation of all or a portion of the Company after the consummation of a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential by the Consortium Member or Joined Post-Transaction Party, as applicable, and their respective Representatives and that the Consortium Member, the Joined Post-Transaction Party and their respective Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) a Consortium Member, the Joined Post-Transaction Party, as applicable, or any of their respective Representatives may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to a Consortium Member, a Joined Post-Transaction Party or to any Representatives of any Consortium Member or Joined Post-Transaction Party who needs to know such information for the purpose of evaluating a Possible Transaction or the operation of all or a portion of the Company after the consummation of a Possible Transaction and who is provided with a copy of this letter agreement. Each Consortium Member and Joined Post-Transaction Party shall maintain a list of those of its Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request). In any event, each Consortium Member and each Joined Post-Transaction Party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by it or any of its Representatives, and, at its sole expense, to take all reasonable measures to restrain itself and its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

          (b) The Company shall ensure that the access to Evaluation Material, other due diligence information and officers and employees of the Company given to a Consortium Member, its related Joined Post-Transaction Parties and their respective Representatives, during such time as the Consortium Member is an Active Bidder (as hereinafter defined), in connection with their due diligence of the Company is no less favorable, in accordance with such procedures, if any, applicable to all other bidders, than the access to Evaluation Material, other due diligence information and officers and employees of the Company given to any other party evaluating a Possible Transaction. The Company agrees that, during such time as a Consortium Member is an Active Bidder (as hereinafter defined), it shall notify the Consortium Member and provide the Consortium Member with an opportunity and permission to submit proposals to the Company, its Representatives and/or its Board of Directors at such time as any other party is given an opportunity or permitted by the Company or any of its Representatives to submit a proposal for a Possible Transaction to the Company, its Representatives and/or its Board of Directors, as applicable (and subject to such procedures, if any, imposed upon all other parties). The Company shall not permit or authorize any officers or employees of the Company to conduct discussions with any party evaluating a Possible Transaction regarding the role of such officers or employees with the Company or such party in connection with, or after the consummation of, a Possible Transaction, unless, simultaneously with such permission or authorization, the Company notifies the Consortium Members who are Active Bidders (as hereinafter defined) of such permission or authorization and permits or authorizes such Consortium Members and the officers or employees of the Company to conduct such discussions. A Consortium Member shall be considered an "Active Bidder", so long as it has not notified the Company or publicly disclosed that it is no longer considering a Possible Transaction; provided, however, that a Consortium Member shall cease to be an Active Bidder in the event that a majority of the Company's independent directors determine in good faith (based on the advice of the Company's financial advisors and outside legal counsel) that the then most recent written proposal for a Possible Transaction made (after the date hereof) by a Consortium Member to the Company is sufficiently and materially less favorable to the stockholders of the Company than the least favorable proposal for a Possible Transaction most recently submitted by a Continuing Bidder (as hereinafter defined) as to warrant a cessation of discussions of a Possible Transaction with such Consortium Member; provided further, that nothing contained herein shall be deemed to prevent the Company from selecting a Continuing Bidder (as hereinafter defined), who, in the judgment of the Board, has made the most favorable proposal, with whom to negotiate and enter into definitive documents relating to a Possible Transaction, and upon such selection, such Consortium Member shall cease to be an Active Bidder. "Continuing Bidder" means any bidder (other than any Consortium Member) with which the Company intends to continue discussions regarding a Possible Transaction.

          (c) In addition, each Consortium Member and Joined Post-Transaction Party agrees that, without the prior written consent of the Company, it and its Representatives acting on its behalf will not disclose to any other person (other than to other Consortium Members, Prospective Post-Transaction Parties or to their respective Representatives) the fact that the Consortium Members, the Joined Post-Transaction Parties and their respective Representatives have received Evaluation Material or that Evaluation Material has been made available to the Consortium Members, the Joined Post-Transaction Parties and their respective Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the "Discussion Information"); provided, that nothing contained in this letter agreement shall prohibit any Consortium Member, Joined Post-Transaction Party or any of their respective Representatives from making (or require the Consortium Member, Joined Post-Transaction Party or any of their respective Representatives to seek or obtain the consent of the Company to make) (a) such public disclosure of Discussion Information as may be determined to be necessary under the disclosure obligations of the 1934 Act, based on the advice of Fried, Frank, Harris, Shriver & Jacobson LLP or another law firm that is nationally recognized for its knowledge of the disclosure obligations imposed by the 1934 Act ("Outside Counsel"), for the applicable Consortium Member, Joined Post-Transaction Party or Representative not to be in violation of or default under any applicable law or regulation or (b) any public disclosure of Discussion Information after August 20, 2005 (or the earlier termination of the restrictions contained in paragraph 7 below); provided, that a Consortium Member or Joined Post-Transaction Party may provide Discussion Information (but not Evaluation Material) to a Prospective Post-Transaction Party (or its Representatives) only if such Prospective Post-Transaction Party (or such Representatives) is provided with a copy of this letter agreement and agrees to maintain the confidentiality of the Discussion Information. Each Consortium Member and each Joined Post-Transaction Party accepts responsibility for any breach of this letter agreement by any Prospective Post-Transaction Party or any of such Prospective Post-Transaction Party's Representatives and, at its sole expense, shall take all commercially reasonable measures to restrain the Prospective Post-Transaction Parties and their Representatives from prohibited and unauthorized disclosure or uses of the Discussion Information. Notwithstanding the foregoing, "Discussion Information" shall not include, and the restrictions set forth above applicable to Discussion Information shall not apply to, information which is or becomes generally available to the public other than as a result of disclosure by a Consortium Member, a Joined Post-Transaction Party, a Prospective Post-Transaction Party or any of their Representatives in breach of this Agreement. Without limiting the generality of the foregoing, each Consortium Member and Joined Post-Transaction Party further agrees that, without the prior written consent of the Company, it and its affiliates will not, other than as publicly disclosed prior to the date hereof, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any person (other than the Company) regarding a Possible Transaction; provided, that nothing contained in this letter agreement shall restrict any Consortium Member from entering into any such agreement, arrangement, understanding or discussions with any other Consortium Member or Prospective Post-Transaction Party or any Representative of any Consortium Member or Prospective Post-Transaction Party; provided further, that no Evaluation Material shall be provided to any Prospective Post-Transaction Party or its Representatives until such time as it becomes a Joined Post-Transaction Party. The Company agrees and acknowledges that the Consortium Members and the Joined Post-Transaction Parties may publicly disclose their execution and delivery of this letter agreement, the Settlement Agreement, dated as of the date hereof (the "Settlement Agreement"), and the terms hereof and thereof and may file a copy of this letter agreement and the Settlement Agreement as Exhibits to an amendment to their Schedule 13D (any such amendment, a "Schedule 13D Amendment"). Until the earlier of (x) August 20, 2005 and (y) the date on which the restrictions in Section 7 of this letter agreement terminate, the Consortium Members shall, prior to filing any Schedule 13D Amendment with the Securities and Exchange Commission (the "SEC"), (a) furnish, via e-mail, to counsel to BEI a draft of the Schedule 13D Amendment as far in advance of the intended filing as is practicable (provided that the Schedule 13D Amendment shall not be filed for at least 6 hours after the draft is e-mailed to Charles Nathan and John Sorkin, counsel to BEI, if e-mailed before 6 PM New York City time, and if such draft is e-mailed to counsel to BEI after 6 PM New York City time, the Schedule 13D Amendment shall not be filed prior to 11 AM New York City time on the next business day); (b) prior to or promptly after sending any such e-mail place a telephone call to BEI's counsel notifying counsel of such e-mail; and (c) consider in good faith any comments from BEI regarding the disclosures set forth in the draft of the Schedule 13D Amendment.

          (d) In the event that a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information in a manner otherwise prohibited hereby, such Consortium Member or Joined Post-Transaction Party shall, to the extent reasonably practicable, provide the Company with prompt notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives nonetheless determines, based on the advice of Outside Counsel, that the Consortium Member, the Joined Post-Transaction Party or the Representatives is legally compelled to disclose Evaluation Material or Discussion Information in a manner otherwise prohibited hereby, the Consortium Member, the Joined Post-Transaction Party or the Representative may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises the Consortium Member, the Joined Transaction Party or the Representative is legally required to be disclosed, provided, that the Consortium Member or the Joined Post-Transaction Party shall, upon the Company's request and expense, use its reasonable best efforts to preserve the confidentiality of such Evaluation Material or Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or Discussion Information; and provided further, that to the extent reasonably practicable, the Consortium Member, the Joined Post-Transaction Party or their respective Representative shall as promptly as practicable notify the Company of (i) its determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

          3. Return and Destruction of Evaluation Material. In the event that a Consortium Member decides not to proceed with a Possible Transaction or a Joined Post-Transaction Party decides not to proceed with the evaluation of all or a portion of the Company, it will promptly inform the Company of that decision. In that case, or, subject to Section 2(b) above, upon notice from the Company delivered to a Consortium Member or a Joined Post-Transaction Party requesting that the Consortium Member or the Joined Post-Transaction Party destroy or return Evaluation Material (a "Destroy or Return Request"), the applicable Consortium Member or Joined Post-Transaction Party will, at its election, either destroy or cause to be destroyed or promptly deliver or cause to be delivered, at its expense, to the Company all Evaluation Material (and any copies thereof) in the possession of the Consortium Member, the Joined Post-Transaction Party or any of their Representatives (except to the extent that such Representatives are also Representatives of a Consortium Member or Joined Post-Transaction Party who still wishes to proceed with a Possible Transaction or with the evaluation of all or a portion of the Company or are also Representatives of a Consortium Member or Joined Post-Transaction Party that has not been requested by the Company to destroy or deliver Evaluation Material); provided, that each Consortium Member, each Joined Post-Transaction Party and any of their respective Representatives may retain Evaluation Material to the extent retention of such material is necessary based on the advice of Outside Counsel to demonstrate compliance by the Consortium Member, the Joined Post-Transaction Party or their Representatives with any legal or fiduciary obligation and only if such Evaluation Material is kept by Outside Counsel in a separate file that remains inaccessible to each Consortium Member, each Joined Post-Transaction Party and their respective Representatives except as, and only to the extent, required, based on the advice of Outside Counsel, to comply with (or demonstrate compliance with) applicable law or regulation. With respect to Evaluation Material held electronically, the Consortium Members, the Joined Post-Transaction Parties and their respective Representatives shall only be required by this section to remove Evaluation Material from hard disks or back-up tapes to the extent the same are readily accessible. In the event a Consortium Member decides not to proceed with a Possible Transaction or the Company makes a Destroy or Return Request to any Consortium Member, the applicable Consortium Member or Joined Post-Transaction Party shall provide the Company with prompt written confirmation of its compliance with this section. Notwithstanding the return or destruction of the Evaluation Material, each Consortium Member, each Joined Post-Transaction Party and their respective Representatives shall continue to be bound by its obligations of confidentiality and other obligations and agreements hereunder in accordance with the terms hereof.

          4. No Representations or Warranties. Each Consortium Member and Joined Post-Transaction Party understands, acknowledges and agrees that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each Consortium Member and Joined Post-Transaction Party agrees that neither the Company nor any of its Representatives shall have any liability to the Consortium Members, the Joined Post-Transaction Parties or to any of their respective Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, or in this letter agreement, and subject to such limitations and restrictions as may be specified therein or herein, will have any legal effect.

          5. No Solicitation. In consideration of the Evaluation Material being furnished hereunder, each Consortium Member and Joined Post-Transaction Party hereby agrees that, for a period of two years from the date hereof, neither it nor any of its officers, directors, employees, managing members or general partners shall, or shall authorize any person to act on its behalf to, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company who are employed by the Company as of the date hereof or who are hired after the date hereof and (i) with whom the Consortium Member or the Joined Post-Transaction Party had contact during its evaluation of a Possible Transaction or its evaluation of the Company in connection therewith, or (ii) who were specifically identified to the Consortium Member or the Joined Post-Transaction Party by the Company or any of its Representatives during the Consortium Member's or Joined Post-Transaction Party's evaluation of a Possible Transaction or the Company in connection therewith; provided, however, that nothing in this Section 5 shall limit the ability of a Consortium Member, a Joined Post-Transaction Party or any of their respective employees to, or require a Consortium Member, a Joined Post-Transaction Party or any of their respective employees to obtain the consent of the Company to, (1) engage, or authorize any other person to engage, in general solicitations for employees, or (2) solicit, or authorize any other person to solicit, for employment any officer or employee of the Company after such officer or employee is no longer employed by the Company, provided such Consortium Member, Joined Post-Transaction Party or employee of the Consortium Member or Joined Post-Transaction Party did not encourage such officer or employee to terminate his or her employment with the Company.

          Until the earlier of (i) the execution by the Consortium Members of a definitive agreement regarding a Possible Transaction with the Company or (ii) two years from the date hereof, each Consortium Member and Joined Post-Transaction Party agrees not to initiate or maintain, directly or indirectly through any of its Representatives or otherwise, any contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company in connection with a Proposed Transaction regarding the Company's business, operations, prospects or finances, except with the express permission of the Company or its Representatives. The foregoing shall not prevent a Consortium Member, a Joined Post-Transaction Party or any of their respective Representatives, after August 20, 2005 (or the earlier termination of the restrictions contained in Section 7), from contacting any directors or "named executive officers" of the Company in connection with any of the actions described in clauses (a) through (d) of Section 7, or from contacting any officer, director or employee of the Company solely in his or her capacity as a stockholder of the Company.

          6. Material Non-Public Information. Each Consortium Member and Joined Post-Transaction Party acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised) that (i) the Evaluation Material being furnished to the Consortium Member, the Joined Post-Transaction Party or their respective Representatives may contain material, non-public information regarding the Company and (ii) the United States securities laws generally prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

          7. Standstill. Each Consortium Member and Joined Post-Transaction Party agrees that, from the date hereof through August 20, 2005, unless specifically invited in writing by the Company, neither it nor any of its Representatives will, in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries,
(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any securities of the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to result in the Company being obligated to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

          Each Consortium Member also agrees during such period not to request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this Section 7 (including this sentence).

          8. Most Favored Nations. The Company shall not provide any Evaluation Material to any third party relating to a Possible Transaction unless such party enters into a confidentiality agreement with the Company. In the event that any such agreement with a third party at any time contains (including as a result of an amendment, waiver or consent entered into or granted by the Company) any provision relating to the subject matter covered by Sections 5 or 7 of this letter agreement (a "Covered Provision") that is less favorable to the Company, or more favorable to the third party, than the comparable provision contained in this letter agreement or omits any provision contained in Sections 5 or 7 of this letter agreement that restricts the Consortium Members, the Joined Post-Transaction Parties or their respective Representatives, the Company shall notify the Consortium Members of that provision of such agreement or the omission thereof, as applicable (but not any other terms of such agreement or the identity of the relevant third party), as soon as reasonably practicable after execution of such agreement (or the execution or granting of an amendment, waiver or consent), in which case the comparable provision of this letter agreement as it applies to the Consortium Members, the Joined Post-Transaction Parties and their respective Representatives shall be amended or deleted, as applicable (or a waiver or consent granted by the Company), at the option of the Consortium Members, so that such provision of this letter agreement is substantially similar to the Covered Provision less favorable to the Company or more favorable to the third party contained in such third party agreement (after giving effect any amendment, waiver or consent entered into or granted by the Company in connection with that third party agreement) or is no longer in effect, as applicable. As of the date hereof, the Company has not entered into a confidentiality agreement with a third party relating to a Possible Transaction with a Covered Provision less favorable to the Company, or more favorable to the third party, than the comparable provisions contained in this letter agreement or that omits any Covered Provision.

          9. No Agreement. The Company, each Consortium Member and each Joined Post-Transaction Party understands and agrees that, except as set forth in this letter agreement, no contract or agreement providing for any Possible Transaction shall be deemed to exist between them unless and until a final definitive agreement has been executed and delivered. Each of the Company and each Consortium Member and Joined Post-Transaction Party also agrees that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company, any Consortium Member nor any Joined Post-Transaction Party will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each Consortium Member and Joined Post-Transaction Party further acknowledges and agrees that, subject in each case to its commitments under the provisions of Section 2(b) of this letter agreement, the Company reserves the right, in its sole discretion, to reject any and all proposals made by a Consortium Member or Joined Post-Transaction Party or any of their Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with Consortium Members and Joined Post-Transaction Parties at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

          10. No Waiver of Rights. It is understood and agreed that no failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

          11. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by any party hereto and that each party hereto shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach any other party. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party of this letter agreement but shall be in addition to all other remedies available at law or equity to the other parties hereto. Each of the parties hereto further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each party hereto agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation to enforce the terms of this letter agreement, if a court of competent jurisdiction determines in a final non-appealable order that one of the parties has prevailed in such litigation, then the non-prevailing party shall reimburse the prevailing party for the reasonable out-of-pocket costs incurred in such litigation.

          12. Governing Law. This letter agreement is for the benefit of the parties hereto, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof. Each party hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). Each party hereto hereby irrevocably and unconditionally waive any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the Chancery Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          13. Entire Agreement. This letter agreement and the Settlement Agreement, dated as of the date hereof, between the Consortium Members, the Joined Post-Transaction Parties and the Company, contain the entire agreement between the Consortium Members, the Joined Post-Transaction Parties and the Company regarding their subject matter and supersede all prior agreements, understandings, arrangements and discussions between the Consortium Members and the Company regarding such subject matter.

          14. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of the Consortium Members and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

          15. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

          16. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

          17. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Barry Blake of Lehman Brothers Inc. or Cory Rapkin of J.P. Morgan Securities Inc. Subject in each case to the provisions of Section 2(b) of this letter agreement, until August 20, 2005 or the earlier termination of the restrictions contained in Section 7, no Consortium Member or Joined Post-Transaction Party shall, or shall authorize any of its Representatives to act on its behalf to, contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries but expressly excluding other Consortium Members, Joined Post-Transaction Parties and any of their respective Representatives) in connection with a Possible Transaction without the Company's prior written consent.

          18. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, BEI and each of the Consortium Members and Joined Post-Transaction Parties and their respective successors and assigns.

          19. No Third Party Beneficiaries. The parties hereto each agree and acknowledge that nothing herein expressed or implied is intended to confer upon or give any rights or remedies to person not party to this agreement under or by reason of this letter agreement.

          20. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

          21. Term. Except as otherwise provided herein, this letter agreement shall terminate on the second anniversary of the date hereof.

          22. Action by Consortium Members and Joined Post-Transaction Parties. Notwithstanding anything herein to the contrary, the Consortium Members may at any time form, join in or participate in a "group" (as defined under the 1934 Act) composed of the Consortium Members and their affiliates who agree to comply with the terms hereof, any Joined Post-Transaction Party, their respective Representatives or any other person listed as of the date hereof as a reporting person on the Consortium Members' Schedule 13D.

          23. Additional Permitted Activities. Notwithstanding anything herein to the contrary, nothing in this agreement will prohibit (A) the purchase by any Consortium Member of any publicly traded non-convertible, non-exchangeable debt securities of the Company so long as the Consortium Member would not, after such purchase, beneficially own more than 2% of the class of debt securities being purchased and so long as (i) the individual or individuals making the decision with respect to such purchase are not in possession, at the time of such purchase, of Evaluation Material or Discussion Information, (ii) the Consortium Member has established a "Chinese Wall" between individuals purchasing such debt securities and other employees or agents of the Consortium Member and (iii) such purchases
(1) are conducted in accordance with such "Chinese Wall" policies and procedures and applicable law and (2) will not result in any legal, regulatory or other requirement that the Consortium Member, the Joined Post-Transaction Party or their respective Representatives disclose any Evaluation Material or Discussion Information; (B) any sale or other disposition of any securities of the Company so long as such sale would not require the disclosure by the seller of Evaluation Material or Discussion Information the disclosure of which would otherwise (absent this Clause
(B)) be prohibited by the terms of this letter agreement (without taking into account the proviso in the first sentence of Section 2(c)); (C) the engagement by any Consortium Member in discussions with, or the entering into agreements by any Consortium Member with, any other Consortium Member, Joined Post-Transaction Party or any of their respective Representatives with respect to a Possible Transaction or the operations or assets of the Company after the consummation of a Possible Transaction, (D) the participation by any Consortium Member in discussions with other Consortium Members, Joined Post-Transaction Parties or any of their respective Representatives with respect to the possibility of taking of any of the actions described in clauses (a) through (d) of Section 7 after August 20, 2005 (or the earlier termination of the restrictions contained in Section
7) or (E) the making of a proposal to the Company, its Representatives and/or its Board of Directors by a Consortium Member which at the time is an Active Bidder at such time as any other party is given an opportunity or permitted by the Company or any of its Representatives to submit a proposal for a Proposed Transaction to the Company, its Representatives and/or its Board of Directors, as applicable (subject to such procedures, if any, applicable to all other parties).

          24. Trading by Representatives. Notwithstanding anything herein to the contrary, it is understood that the Representatives of any Consortium Member, Joined Post-Transaction Party or Prospective Post-Transaction Party may, from time to time, effect transactions for such Representatives' own account or for the account of such Representatives' customers, and hold positions in securities of the Company in the ordinary course of business and dispose of any securities they currently hold or may hereafter acquire so long as (i) such Representatives have established reasonable policies and procedures to restrict the flow of material, non-public information from individuals working on behalf of any Consortium Member, Joined Post-Transaction Party or Prospective Post-Transaction Party with respect to the Possible Transaction and those individuals involved in making investment decisions with respect to securities of the Company and/or effectuating trades of securities and (ii) such purchases, sales or dealings (a) are made in accordance with such policies and procedures and in accordance with applicable law and (b) will not result in any legal, regulatory or other requirement that any Consortium Member, Joined Post-Transaction Party or Prospective Post-Transaction Party or its Representatives disclose any Evaluation Material or Discussion Information.

          Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

                                        Very truly yours,

                                            BEVERLY ENTERPRISES, INC.



                                            By: /s/ Douglas J. Babb
                                               ---------------------------
                                               Name:  Douglas J. Babb
                                               Title: Executive Vice President
                                                      and Chief Administrator
                                                      and Legal Officer and
                                                      Secretary


CONFIRMED AND AGREED
 as of the date written above:

APPALOOSA MANAGEMENT L.P.


By: /s/ Kenneth Maiman
   -----------------------------
   Name:  Kenneth Maiman
   Title: Principal


FORMATION CAPITAL LLC


By: /s/ Arnold M. Whitman
   -----------------------------
   Name:  Arnold M. Whitman
   Title: Chief Executive Officer and Co-Chairman


FRANKLIN MUTUAL ADVISERS, LLC


By: /s/ Bradley Takahashi
   -----------------------------
   Name:  Bradley Takahashi
   Title: Vice President


NORTHBROOK NBV, LLC


By: /s/ Robert Hartman
   -----------------------------
   Name:  Robert Hartman
   Title: Manager